Exhibit F-2(A)

                                                    February 11, 2002

Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: National Grid Group plc/Niagara Mohawk Holdings, Inc. Merger and Financing Application, File No. 70-9849

To the Office of Public Utility Regulation:

     Briefly stated, in File 70-9849 (the "Application"), National Grid Group plc, ("National Grid")1 and certain of its subsidiaries2 applied to the Commission jointly with Niagara Mohawk Holdings, Inc. ("NiMo"), Niagara Mohawk Power Corporation, and Opinac North America, Inc. for authority under the Public Utility Holding Company Act of 1935 (the "Act") to:

     (a) effect the acquisition of NiMo (the "Merger") under the Agreement and Plan of Merger and Scheme of Arrangement by and among National Grid Group plc3, NiMo, New National Grid plc, and Grid Delaware, Inc. dated as of September 4, 2000 and amended as of December 1, 2000;

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1 National Grid was formerly called New National Grid plc.
2 The applicants to the application are National Grid Group plc, New National Grid plc, National Grid (US) Holdings Limited, National Grid (US) Investments 4, National Grid (US) Partner 1 Limited, National Grid (US) Partner 2 Limited, NGG Finance plc, National Grid General Partnership, New England Power Company, Massachusetts Electric Company, The Narragansett Electric Company, Granite State Electric Company, Nantucket Electric Company, New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, New England Hydro-Transmission Electric Co. Inc., Vermont Yankee Nuclear Power Corporation, Wayfinder Group, Inc., NEES Energy, Inc., EUA Energy Investments Corp., National Grid Transmission Services Corp., National Grid USA Service Company Inc., Metrowest Realty LLC, National Grid USA, and National Grid Holdings Inc. Together with the subsidiary companies of National Grid USA these companies are referred to in this letter as the "National Grid Applicants."
3 This company is now called National Grid Holdings One plc.


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     (b) effect a scheme of arrangement under Section 425 of the Companies Act
     1985 (UK); and

     (c) issue debt and equity securities to finance the merger and sought authority to conduct other related transactions as described in the Application.


     As counsel for National Grid and its subsidiary companies, we deliver this opinion to you for filing as Exhibit F-2(A) to the Application.

     Fiona Smith is a member of the Law Society of England and Wales, the place of incorporation of National Grid, and of the Law Society of Scotland. Ms. Smith is not a member of the bars of any other country, or any of the United States, states in which certain of the National Grid Applicants are incorporated or qualified to do business, and does not hold herself out as an expert in the laws of such states. Kirk Ramsauer is a member of the bar of Massachusetts, the state in which National Grid USA, a subsidiary of National Grid, is headquartered. Mr. Ramsauer is not a member of the bars of any other states in which certain of the National Grid Applicants are incorporated or qualified to do business, and does not hold himself out as an expert in the laws of such states. For purposes of this opinion, to the extent they deemed necessary, Ms. Smith and Mr. Ramsauer have relied on advice from counsel employed or retained by National Grid, in particular, CMS Cameron McKenna, Cleary, Gottlieb, Steen & Hamilton and LeBoeuf, Lamb, Greene & MacRae, L.L.P.

     In connection with this opinion, we or attorneys in whom we have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o    The Commission's order in Holding Co. Act Release No. 27490 (Jan. 16,
          2002) fully authorized the transactions proposed in the Application, excluding the transactions over which the applicants requested that the Commission reserve jurisdiction ("Proposed Transactions") and permitted the Application to become effective under the Act and the rules and regulations thereunder. In addition, every other regulatory agency or court having jurisdiction over the Proposed Transactions took the appropriate action to permit the National Grid Applicants to consummate the Proposed Transactions.


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     o    The Proposed Transactions were completed before the expiration of any required regulatory or court approval that expires at a certain date.

     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o Appropriate corporate actions were taken by both the issuer and acquirer of the securities contemplated by the Application and the documents transferring the securities were duly authorized, executed and delivered4 with all appropriate transfer or other taxes paid5.

     o Each of the National Grid Applicants involved in the Proposed Transactions, was at the time of the Proposed Transactions a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it was domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, we are of the opinion that:

          (a) all state and federal laws applicable to the Proposed Transactions have been complied with;

          (b) each National Grid Applicant that was an issuer pursuant to the Proposed Transactions was duly formed or incorporated under the laws of the jurisdiction in which it was domiciled;

          (c) any such securities were, in the case of stock issued to third parties, validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges and such securities were, in the case of debt securities, valid and binding obligations of the issuer or guarantor in accordance with their terms. Some stock securities issued to other companies in the National Grid holding company system, as more fully described in Exhibit M-1 to the Application, were not immediately fully paid and nonassessable, but the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

          (d) the National Grid Applicants legally acquired any securities subject to the Application; and

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4 The letters of transmittal that some NiMo shareholders will use to receive the stock portion of the merger consideration are scheduled to be sent on February
14.
5 Stamp duty reserve tax (U.K.) on the stock portion of the merger consideration is not due to be paid until shortly before March 7.

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          (e) the consummation of the Proposed Transactions did not violate the legal rights of the holders of any securities issued by the National Grid Applicants, or by any associate company thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Application.

                                     Very truly yours,

                                     /s/ Fiona B. Smith

                                     Fiona B. Smith
                                     Company Secretary and Group General Counsel
                                     National Grid Group plc

                                     /s/ Kirk L. Ramsauer

                                     Kirk L. Ramsauer
                                     Deputy General Counsel
                                     National Grid USA